Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Signs Agreement to Acquire
D. D. Shepard Property for $110 million
HOUSTON, November 27, 2006 – Natural Resource Partners L.P. (NYSE:NRP) and (NYSE:NSP) today announced that it has signed a definitive agreement to acquire the D.D. Shepard property from a charitable organization for $110 million in cash. The partnership expects to close the acquisition in early December with an effective date of December 1, and will fund the transaction through its credit facility.
The D.D. Shepard property consists of nearly 25,000 acres of land containing in excess of 80 million tons of coal reserves. The property, located in Boone County, West Virginia adjacent to other NRP property, has both metallurgical and steam coal reserves, gas reserves and surface and timber. Over 90% of the property is owned in fee most of which is contiguous. Coal produced from the property can be shipped on the CSX and Norfolk Southern railroads. The majority of the coal reserves are leased to Peabody Energy while the majority of the gas reserves are leased to Dominion Exploration and Production.
The property currently generates revenue and will be immediately accretive to NRP. NRP anticipates the property to generate approximately $20 million in coal royalty revenues in 2007, based on approximately 5.5 million tons of production, and over $2 million in gas royalty and wheelage fees.
“When NRP went public, one of our goals was to acquire large tracts of coal reserves from family held entities. This is one of the most attractive blocks of currently producing coal in the country and we are very pleased to be able to add it to our diverse portfolio of assets. This property is particularly attractive since it adjoins property currently owned by NRP,” said Nick Carter, President and Chief Operating Officer.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.

NRP signs agreement to acquire D. D. Shepard property	Page 2 of 7
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the estimated reserves, acreage, revenues, as well as the accretive nature of the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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